Exhibit 6.9

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into on October ___, 2017 (the “Effective Date”), by and between Fog Cutter Capital Group Inc., a Maryland corporation (“FCCG”), and FAT Brands Inc., a Delaware corporation and wholly owned subsidiary of FCCG (“FAT”).

WHEREAS, FAT intends to consummate an initial public offering of its common stock on the Effective Date (the “IPO”), pursuant to an Offering Statement on Form 1-A that was initially filed with the Securities and Exchange Commission on September 6, 2017;

WHEREAS, immediately prior to the issuance and sale of its common stock to investors in the IPO, FAT was a direct, wholly-owned subsidiary of FCCG formed for the purpose of receiving the assets from FCCG described below and conducting the IPO;

WHEREAS, in connection with the consummation of the IPO, FCCG desires to contribute or cause to be contributed to FAT: (a) all of its ownership interests in Fatburger North America Inc., a Delaware corporation (“Fatburger”), and Buffalo’s Franchise Concepts Inc., a Nevada corporation (“Buffalo’s”), in consideration for common stock of FAT and an unsecured promissory note issued by FAT with a principal balance of $30,000,000, bearing interest at a rate of 10.0% per annum, and maturing in five years from the Effective Date (the “Promissory Note”); and (b) all of its ownership interests in Ponderosa Franchising Company, a Delaware general partnership (“Ponderosa”), and Bonanza Restaurant Company, a Delaware general partnership (“Bonanza”), in consideration for the payment by FAT of $10,550,000 to Metromedia Company and its affiliate (the “PondBon Payment”) for the acquisition of Homestyle Dining LLC (“HSD”) by FCCG; and

WHEREAS, immediately prior to the transactions described above, Fatburger and Buffalo’s were wholly-owned direct or indirect subsidiaries of FCCG, and Ponderosa and Bonanza were wholly-owned direct or indirect subsidiaries of HSD.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1 Contribution. Effective immediately following the acceptance by FAT of subscriptions from investors in the IPO (or as soon thereafter as is practicable) (the “Effective Time”):

(a) FCCG hereby contributes, assigns, transfers, conveys and delivers to FAT (or shall cause its subsidiaries to contribute, assign, transfer, convey and deliver to FAT), and FAT hereby accepts, all ownership interests held by FCCG and its subsidiaries in and to Fatburger and Buffalo’s as they exist as of the Effective Time (the “FatBuff Shares”), in consideration for common stock of FAT and the execution and delivery to FCCG of the Promissory Note; and

(b) FCCG shall cause HSD to contribute, assign, transfer, convey and deliver to FAT, and FAT hereby accepts, all rights, title and interest held by HSD and its subsidiaries in and to Ponderosa and Bonanza as they exist as of the Effective Time (the “PondBon Shares”), in consideration for the PondBon Payment.

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Section 2 Deliveries. In furtherance of the transactions contemplated by Section 1, the parties agree to execute and deliver, and they will cause their respective subsidiaries to execute and deliver, such stock powers, assignments and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or convenient to evidence the transfer, conveyance and assignment to FAT of the FatBuff Shares and PondBon Shares, and to complete and evidence the delivery to FCCG of the Promissory Note and PondBon Payment.

Section 3 Transfer of Beneficial Ownership.

(a) The transfer of the FatBuff Shares and PondBon Shares will be effective as of the Effective Time, from and after which time FAT will be the beneficial owner of the FatBuff Shares and PondBon Shares for all purposes. It is the parties’ intent that all of the benefits and burdens of ownership of the FatBuff Shares and PondBon Shares shall transfer to FAT at the Effective Time. To the extent that transfer of registered ownership of the FatBuff Shares or PondBon Shares is not perfected at the Effective Time or would be contrary to applicable law, the parties will use their commercially reasonable efforts to provide to, or cause to be provided to, FAT, to the extent permitted by law, the rights and benefits associated with registered ownership of the FatBuff Shares and PondBon Shares, and take such other actions as may reasonably be requested by FAT in order to place FAT insofar as reasonably possible, in the same position as if FAT were the registered holder of the FatBuff Shares and PondBon Shares as of the Effective Time. Without limiting the foregoing and in connection therewith, from and after the Effective Time, FAT will have the right to (i) receive all dividends or distributions (liquidating or otherwise) associated with the FatBuff Shares and PondBon Shares, or direct FCCG to deliver such dividends or distributions to the party of its selection, (ii) sell, transfer or encumber, or direct FCCG to sell, transfer or encumber the FatBuff Shares and PondBon Shares, and receive the proceeds therefrom, including any of the rights or privileges associated with the FatBuff Shares and PondBon Shares, and (iii) vote the FatBuff Shares and PondBon Shares, or direct FCCG to vote the FatBuff Shares and PondBon Shares as it instructs.

(b) In connection with the arrangement set forth in Section 3(a), and without limiting the foregoing, from and after the Effective Time, to the extent that transfer of registered ownership of the FatBuff Shares or PondBon Shares is not perfected at the Effective Time or would be contrary to applicable law, FCCG will (i) vote the FatBuff Shares and PondBon Shares only as directed by FAT, (ii) observe all corporate formalities and filing requirements that may have to be met with regard to the FatBuff Shares and PondBon Shares, (iii) forward to FAT, or any other person identified by FAT, all dividends, distributions (liquidating or otherwise), and sale proceeds made with respect to the FAT, (iv) sell, transfer or encumber the FatBuff Shares and PondBon Shares only as directed by FAT, (v) immediately notify FAT upon attachment or attempted seizure of, or acquisition of any interest or assertion of any rights in, FatBuff Shares and PondBon Shares by any third party and take appropriate action to defend against such attachment and to protect FAT’s interest in the FatBuff Shares and PondBon Shares, and (vi) be entitled to rely on the written instructions of the directors or officers of FAT, and such instructions will be deemed to have been duly authorized by FAT.

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Section 4 Consents; Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties shall use commercially reasonable efforts, prior to and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws and agreements to consummate and make effective the transactions contemplated by this Agreement; provided, however, that neither party shall be obligated under this Section 3 to pay any consideration, grant any concession or incur any additional liability to any third party, other than ordinary and customary fees paid to a governmental authority.

(b) Without limiting the foregoing, prior to and after the Effective Time, each party shall cooperate with the other party, without any further consideration, but at the expense of the requesting party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such party may reasonably be requested to execute and deliver by the other party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all consents of any governmental authority or any other person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any governmental approvals or other consents required to effect the transactions contemplated hereby, and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other party from time to time, in each case consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers contemplated by this Agreement.

Section 5 Miscellaneous.

(a) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Each party acknowledges that it and the other party may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement.

(b) Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby or thereby or to the inducement of any party to enter herein or therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of California, irrespective of the choice of laws principles of the State of California, including all matters of validity, construction, effect, enforceability, performance and remedies.

(c) Severability. In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable law, each party waives any term or provision of law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

(d) Assigns. This Agreement shall inure to the benefit of the successors and assigns of the parties.

(e) Amendment. This Agreement may not be amended without the written consent of each of the parties hereto.

(f) Entire Agreement and Modification. This Agreement constitutes and contains the entire agreement of the parties with regard to the subject matter hereof, and supersede any and all prior negotiations, correspondence, understandings, and agreements between the parties respecting the subject matter hereof.

(g) Headings. The headings appearing in this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties has caused this Contribution Agreement to be executed on its behalf by its duly authorized representative effective as of the date first written above.

FOG CUTTER CAPITAL GROUP INC.

By:
Name:
Title:

FAT BRANDS INC.

By:
Name:
Title:

[Signature Page to Contribution Agreement]

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